Exhibit 4.17

Business Operating Agreement

This Business Operating Agreement (hereinafter referred to as this “Agreement”) is entered into on this 1st day of July, 2008 in Shanghai by and among:

Shengqu Information Technology (Shanghai) Co., Ltd., located at, No. 356 Guoshoujing Road, Zhangjiang Hi-Tech Park, Shanghai, hereinafter referred to as “Party A”; and

Shanghai Shulong Technology Development Co., Ltd., located at No. 690 Bibo Road, Zhangjiang Hi-Tech Park, Shanghai, hereinafter referred to as “Party B”; and

Wang Dong-xu (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party C”; and

Zhang Ying-feng (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party D”.

Party A, Party B, Party C and Party D may hereinafter collectively be referred to as the “ Parties” and, individually, as the “Party”.

Whereas,

1.	Party A is a wholly foreign-owned enterprise incorporated and existing in the People' Republic of China (the “PRC”) according to law;

2.	Party B is a limited liability company incorporated in the PRC;

3.
Party A and Party B have established business relationship by entering into the Exclusive Consulting and Service Agreement and other agreements, according to which Party B shall pay Party A the service fees and other fees. Therefore, the daily operating activities of Party B may affect its capability to pay Party A such service fees and other fees materially;

4.	Party C and Party D are shareholders of Party B (hereinafter referred to as the “Shareholders”).

NOW THEREFORE, the Parties have reached the following terms and conditions on the principle of equal footing and mutual benefits through friendly negotiation:

1.	Non-action Obligations

For ensuring that Party B can perform all agreements by and between it and Party A and all of its obligations in favor of Party A, the Shareholders hereby acknowledge and agree that, unless otherwise agreed by Party A or other person designated by it in writing in advice, Party B will not carry out any transactions that may materially affect its assets, business, personnel, obligations, rights or operating, including but not limited to:

1.1	Carrying out any activities beyond its normal operating scopes, or operate its business by such means as are not consistent with its previous operating means or not the normal means;

1.2	Borrowing money from any third party or bearing any obligations;

1.3	Replacing or unseting any of its directors or replace any of its senior management;

1.4
Selling or acquiring or otherwise disposing any of its assets or rights with the values of more than RMB [   ] million to or from any third party, including but not limited to any intellectual properties;

1.5	Making its assets or intellectual properties as the security or offering any other security or creating any other encumbrances on its assets in favor of any third party;

1.6	Amending the articles of association or changing its business scopes;

1.7	Changing its normal business process or amending any of its internal significant rules and regulations;

1.8	Assigning its rights and obligations hereunder to any third party;

1.9	Adjusting its business operating modes, marketing strategies, operating guidance or client relationship materially;

1.10	Distributing its bonus and dividends in any way.

2.	Operating Management and Personnel Assignment

2.1
Party B and the Shareholders have hereby agreed to accept such  proposals on employee employment and dismissal, daily operating management and financial management system of the company as may be given by Party A from time to time, and to implement such proposes strictly.

2.2
Party B and the Shareholders have hereby agreed that the Shareholders will select Party B's directors from the candidates designated by Party A in accordance with the process set forth in the laws, regulations and the articles of association, and cause the selected directors to select the president of the company from the candidates designated by Party A, and appoint the personnel designated by Party A to act as the general manager, financial controller and other senior management of Party B.

2.3
In the event that any of the said directors or senior management designated by Party A resigns from or is dismissed by Party A, he/she shall be disqualified to have any title in Party B. In such case, the Shareholders will dismiss any title of the said personnel in Party B immediately, and will select and employ other personnel designated by Party A to have such title forthwith.

2.4
For the purpose of Article 2.3 above, the Shareholders shall take all internal and external processes necessary to complete the said employment and dismissal in accordance with the laws, the articles of association and this Agreement.

2.5
The Shareholders have hereby agreed to enter into the Power of Attorney in Appendix 1 when they enter into this Agreement, according to which the Shareholders will authorize Party A to exercise the shareholder rights for and on behalf of them irrevocably and to exercise all voting rights of the Shareholders in the name of such Shareholders in the general meetings of Party B. Party A is entitled to appoint relevant personnel to exercise the said shareholder rights in the period set forth in the Power of Attorney.

3.	Miscellaneous

In the event that any agreement between Party A and Party B is terminated or expires, Party A is entitled to determine whether to terminate all agreements by and between it and Party B, including but not limited to the Exclusive Consulting and Service Agreement.

4.	Entire Agreement and Amendments to Agreement

4.1
This Agreement and all other agreements and/or documents mentioned or included herein expressly shall constitute the entire agreement on the subject matter hereof among the Parties, and supersede all previous agreements, contracts, understandings and communications among the Parties in respect of the subject matter hereof, whether in oral or writing.

4.2
Any amendment to this Agreement can come to effect only after such amendment is entered into by the Parties in writing. Any amendment and supplement shall be integral to this Agreement after the same is entered into by the Parties, which shall have the same force and effect with this Agreement.

5.	Governing Law

The conclusion, validity and performance of, interpretation to and dispute resolution in relation to this Agreement shall be governed by the laws of the PRC.

6.	Dispute Resolution

6.1
Any dispute arising out of the interpretation to or performance of this Agreement shall be resolved through friendly negotiation in good faith by the Parties; if not reached, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission Shanghai Commission (“CIETACSC”) according to the Rules of CIETACSC in force for the time being. Such arbitration shall be carried out in Shanghai. The language in the arbitration proceedings shall be Chinese. The awards are final and binding upon the Parties.

6.2	Save for the matters under disputes, each Party shall continue to perform their respective obligations in good faith in accordance with this Agreement.

7.	Notices

7.1
All notices and correspondences to or upon each Party to be effective for the performance of the rights and obligations hereunder shall be in writing, and sent to the following addresses of the other Party(ies) by personal delivery, registered mail, postage prepaid mail, generally accepted courier service or fax.

Party A: Shengqu Information Technology (Shanghai) Co., Ltd.
Address: No. 356 Guoshoujing Road, Zhangjiang Hi-Tech Park, Shanghai

Party B: Shanghai Shulong Technology Development Co., Ltd.
Address: No. 690 Bibo Road, Zhangjiang Hi-Tech Park, Shanghai

Party C: Wang Dong-xu
Address: [XXX]

New Area, Shanghai

Party D: Zhang Ying-feng
Address: [XXX]

7.2	Any notice and correspondence shall be deemed to be served as follows:

7.2.1
If it is sent by fax, it shall be deemed to be served on the recording date on the faxed copy. However, if it is sent after 17:00 P.M. on a business day or on a non-business day of the addressee, it shall be deemed to be served on the next business day following the recording date on the faxed copy;

7.2.2	If it is sent by personal delivery (including the express mail service), the date when it is signed and accepted shall prevail;

7.2.3	If it is sent by registered mail, the 15th day following the date recorded on the return receipt shall prevail.

8.	Validity, Term and Miscellaneous

8.1
Party A's written consents, proposals, appointments and other decisions that may affect Party B's daily operation significantly, which are involved in this Agreement, shall be made by the board of directors of Party A.

8.2
This Agreement comes to effect on the date first written above when it is entered into. Unless otherwise terminated by Party A earlier, this Agreement shall be valid for twenty (20) years (the “Term”) from the date when it comes to effect. The Parties shall extend this Agreement at Party A's request provided that Party A requests doing so prior to the expiration of the Term of this Agreement, and shall enter into a new business operating agreement or continue to perform this Agreement at Party A's request.

8.3
Neither Party A nor the Shareholders shall terminate this Agreement earlier in the Term of this Agreement. Party A is entitled to terminate this Agreement at any time by sending a thirty-day written notice to Party B and the Shareholders.

8.4	The Parties hereby confirm that this Agreement constitutes the fair and reasonable agreements by and among them on the basis of equal footing and mutual benefits. In the event that any provision hereof becomes invalid or unenforceable because such provision conflicts with relevant laws, such provision shall be deemed to be deleted from this Agreement and shall be deemed as expired as if it would not have been included in this Agreement from the date when this Agreement is entered into. However, the remaining provisions hereof shall remain valid and effective. The Parties shall negotiate on replacing such deleted provision with an acceptable, lawful and effective provision.

8.5
Any failure to exercise any of its rights, powers or privileges hereunder by any Party shall not constitute a waiver of such rights, powers or privileges by such Party. Any single or partial exercise of any of its rights, powers or privileges hereunder by any Party shall not affect the exercise of any other rights, powers or privileges hereunder.

8.6
Party C and Party D have undertaken that any provision herein is binding upon them lawfully, irrespective of any change of Party B's Share held by Party C and Party D respectively in the future, and that this Agreement shall be applicable to all of Party B's Share to be held by Party C and Party D for the time being.

IN WITNESS WHEREOF, the Parties have duly caused their authorized representatives to enter into this Agreement on the date first written above.

[No Text Follow, Signature Page for Business Operating Agreement Follow]

Party A: Shengqu Information Technology (Shanghai) Co., Ltd. (Seal)

Legal Representative/Authorized Representative:

Title:
Date:	MM	DD	YY

Party B: Shanghai Shulong Technology Development Co., Ltd. (Seal)

Legal Representative/Authorized Representative:

Title:
Date:	MM	DD	YY

Party C: Wang Dong-xu (Sign)

Date:	MM	DD	YY

Party D: Zhang Ying-feng (Sign)

Date:	MM	DD	YY